Exhibit 10.8

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            This Amended and Restated Employment Agreement (this "Agreement") is made as of April 27, 2004, by and between American Home Mortgage Holdings, Inc., a Delaware corporation (the "Company"), and John A. Johnston (the "Executive").

            WHEREAS, reference is made to that certain Agreement and Plan of Merger, dated as of December 29, 1999, by and among the Company, American Home Mortgage Sub I, Inc., Marina Mortgage Company, Inc. ("Marina") and the stockholders of Marina listed on the signature pages thereto (the "Merger Agreement");

            WHEREAS, in connection with the Merger Agreement, the Company and the Executive previously entered into that certain Employment Agreement, dated as of December 29, 1999 (the "Original Employment Agreement"), by and between the Company and the Executive, and that certain Non-Competition Agreement, dated as of December 29, 1999 (the "Non-Competition Agreement"), by and between the Company and the Executive;

            WHEREAS, the Company desires to continue to assure itself of the services of the Executive, upon the terms and conditions hereinafter set forth;

            WHEREAS, the Executive desires to continue to be employed by the Company, upon the terms and conditions hereinafter set forth; and

            WHEREAS, it is the intention of the Company and the Executive that, as of the Effective Date (as hereinafter defined), this Agreement shall supersede and replace in full any and all other agreements between the parties with respect to the subject matter hereof, including, but not limited to, the Original Employment Agreement and the Non-Competition Agreement;

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

            1. Definitions. Unless defined elsewhere in this Agreement, capitalized terms contained herein shall have the meanings set forth or incorporated by reference in Section 18 hereof.

            2. Employment. The Company agrees to employ the Executive, and the Executive hereby accepts such employment by the Company and/or any subsidiary or affiliate of the Company, during the term set forth in Section 3 hereof and upon the other terms and conditions of this Agreement.

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            3. Term.

            (a) The term of this Agreement shall commence as of January 1, 2004 (the "Effective Date"), and, subject to Section 3(b) hereof, shall terminate at the close of business on the fifth anniversary of such date (the "Fifth Anniversary").

            (b) The term of this Agreement set forth in Section 3(a) hereof shall be extended or further extended, as the case may be, without any action by the Company or the Executive, on the Fifth Anniversary and on each subsequent anniversary of the date thereof, for an additional period of one year, until either party gives a Notice of Termination (as defined in Section 7(g) hereof) to the other party twelve months in advance of any such anniversary of the Effective Date, in the manner set forth in Section 15 hereof, that the term in effect when such notice is given is not to be extended or further extended, as the case may be, beyond the year following the next anniversary of the Effective Date. If the Executive shall continue in the full-time employment of the Company after the Fifth Anniversary, such continued employment shall be subject to the terms and conditions of this Agreement, including, without limitation, the continuation of the Executive's compensation hereunder, except to the extent that the parties hereto mutually agree in writing to revise any of the terms hereof.

            4. Position, Duties and Responsibilities, Rights.

            (a) From the Effective Date until the Fifth Anniversary, the Executive shall serve as, and be elected to and hold the office and title of, President, Western Division, of the Company. As such, the Executive shall report only to the Chief Executive Officer of the Company, and shall have all of the powers and duties usually incident to the office of President of the Western Division of the Company, and shall have powers to perform such other reasonable additional duties as may from time to time be lawfully assigned to the Executive by the Chief Executive Officer of the Company. Among other duties, the Executive shall be responsible for profit and loss and sales management for the Company's Western Division.

            (b) During the term of this Agreement, the Executive agrees to devote substantially all of the Executive's time, efforts and skills to the affairs of the Company during the Company's normal business hours, except for vacations, illness and incapacity, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods to (i) manage the Executive's personal investments, (ii) participate in professional, educational, public interest, charitable, civic or community activities, including activities sponsored by trade organizations, and (iii) serve as a director or member of an advisory committee of any corporation not in competition with the Company or any of its subsidiaries or affiliates, or as an officer, trustee or director of any charitable, educational, philanthropic, civic, social or industry organizations, or as a speaker or arbitrator; provided, however, that the performance of the Executive's duties or responsibilities in any of such capacities does not materially interfere with the regular performance of the Executive's duties and responsibilities hereunder.

            5. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company's Western Division, and shall not be required to be absent therefrom on travel status or otherwise


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for more than a reasonable time each year as necessary or appropriate for the performance of the Executive's duties hereunder.

            6. Compensation. During the term of this Agreement, the Executive shall be compensated by the Company as follows:

            (a) Base Salary. The Company shall pay the Executive, and the Executive agrees to accept, a base salary in the amount of not less than $400,000 per year, which amount may be increased by the Company in its sole discretion (the "Base Salary"). The Base Salary shall be paid in 24 equal bi-monthly installments; provided, however, in the event that the Company changes its normal payroll cycle, such payment installments will be adjusted accordingly.

            (b) Payments under Section 2.4(f) of the Merger Agreement. The Company shall pay the Executive any amounts due under Section 2.4 of the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement. In lieu of the Company's obligation to make such payments under
Section 2.4 of the Merger Agreement, the Company agrees to make such payments under this Agreement. Section 2.4(f) of the Merger Agreement and any defined terms used in said section and defined in the Merger Agreement shall be deemed incorporated by reference herein. The Company agrees to treat any payments of such amounts in all respects as if they had been paid pursuant to the Merger Agreement.

            (c) Performance-Based Compensation.

                  (i) Volume Override Payment.

                        (A) Subject to the provisions of Section 6(c)(iii)
            below, for each fiscal year of the Company during the term of this Agreement, the Executive shall receive in cash an amount equal to one-quarter (0.25) of a basis point of Origination Volume of loan production of the Western Division (the "Volume Override Payment"), which Volume Override Payment may be adjusted in respect of a given fiscal year in accordance with Section 6(c)(ii) hereof.

                        (B) The Volume Override Payment provided in Section
            6(c)(i) hereof shall be subject to adjustment as follows:

                        (1) For the fiscal year ended December 31, 2004, the
                  Volume Override Payment shall be increased by the Payment Multiplier; and

                        (2) For all fiscal years subsequent to the fiscal year
                  ended December 31, 2004, but during the term of this Agreement, the Volume Override Payment may, in the sole discretion of the Chief Executive Officer, be increased by a multiplier (which, if any, may be equal to, greater than or less than the Payment Multiplier) to be determined in good faith by the Chief Executive Officer; provided, however, that in no event shall the Chief Executive Officer be obligated to increase the Volume Override Payment by any multiplier in respect of any such fiscal year.


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

                  (ii) Profit Participation Payment.

                        (A) Subject to the provisions of Section 6(c)(iii)
            below, for each fiscal year of the Company during the term of this Agreement, the Executive shall receive three and one-quarter percent (3.25%) of the difference between any Profits of the Western Division less the amount of the Invested Capital Charge (the "Profit Participation Payment").

                        (B) The Profit Participation Payment provided in Section
            6(c)(ii) hereof shall be subject to adjustment as follows:

                        (1) For the fiscal year ended December 31, 2004, the
                  Profit Participation Payment shall be increased by the Payment Multiplier; and

                        (2) For all fiscal years subsequent to the fiscal year
                  ended December 31, 2004, but during the term of this Agreement, the Profit Participation Payment may, in the sole discretion of the Chief Executive Officer, be increased by a multiplier (which, if any, may be equal to, greater than or less than the Payment Multiplier) to be determined in good faith by the Chief Executive Officer; provided, however, that in no event shall the Chief Executive Officer be obligated to increase the Profit Participation Payment by any multiplier in respect of any such fiscal year.

                  (iii) Payment of Volume Override Payment and Profit Participation Payment.

                        (A) Notwithstanding any other provisions contained in
            this Agreement or otherwise, the aggregate Volume Override Payment and Profit Participation Payment, if any, due the Executive in respect of any fiscal year during the term of this Agreement, shall be reduced by any amounts payable to the Executive under Section 6(b) above for such fiscal year.

                        (B) The Company shall calculate and pay any Volume
            Override Payment and/or Profit Participation Payment due the Executive on an annual basis and any such payments shall be paid in a lump sum no later than March 31 of the fiscal year that immediately follows the fiscal year to which such payment relates.

                  (iv) Determination of Volume Override Payment and Profit Participation Payment. Within 60 days after the end of each fiscal year during the term of this Agreement, the Company shall determine the amount of any Volume Override Payment and Profit Participation Payment due to the Executive (a "Payment Determination") and furnish the Payment Determination to the Executive together with information respecting the basis for such Payment Determination. After receipt of the Payment Determination, the Executive may request from the Company an audit of the Payment Determination (a "Payment Audit"), which Payment Audit shall be performed by the Company's independent public accountants at such time. Any request by the Executive for a Payment Audit must be in writing and must be received by the Company within 30 days of the Executive's receipt of the Payment Determination. The Company


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

      shall bear the cost of any Payment Audit requested by the Executive under this Section 6(c)(iv); provided, however, that if the Volume Override Payment or Profit Participation Payment determined by the Company's independent public accountants after conducting the Payment Audit is not more than one percent (1%) greater than amount of the Volume Override Payment or Profit Participation Payment in the Payment Determination, the Executive shall bear the full cost of the Payment Audit.

            (d) Payments under Section 2.4(e) of the Merger Agreement. The Company shall continue to pay the Executive any amounts due to the Executive under Section 2.4(e) of the Merger Agreement on the terms and conditions set forth in the Merger Agreement.

            (e) Perquisites and Reimbursement of Expenses. During the term of this Agreement, the Executive shall be entitled to (i) perquisites, including, without limitation, an office and secretarial and clerical staff, and (ii) fringe benefits, including, without limitation, health insurance, in each case at least equal to, and on the same terms and conditions as, those attached to the Executive's office on the date hereof, as the same may be improved from time to time during the term of this Agreement, as well as to reimbursement, upon proper accounting, of all reasonable expenses and disbursements incurred by the Executive in the course of the Executive's duties.

            (f) Dependents and Beneficiaries. The Executive and the Executive's dependents and beneficiaries shall be entitled to all benefits and service credit for benefits during the term of this Agreement to which senior officers of the Company and their dependents and beneficiaries are entitled as the result of the employment of such officers during the term of this Agreement under the terms of employee plans and practices of the Company and its subsidiaries and affiliates, including, without limitation, any pension plans, profit sharing plans, any non-qualified deferred compensation plans and related "rabbi" trusts, the Company's life insurance plans, its disability benefit plans, its vacation and holiday pay plans, its medical, dental and welfare plans, and other present or successor plans and practices of the Company and its subsidiaries and affiliates for which senior officers, their dependents and beneficiaries are eligible, and to all payments and other benefits under any such plan or practice subsequent to the term of this Agreement as a result of participation in such plan or practice during the term of this Agreement.

            7. Termination of Employment.

            (a) The term of this Agreement shall terminate upon the death of the Executive.

            (b) The Company may terminate the Executive's employment during the term of this Agreement for Cause as provided in Section 7(b)(i) hereof or in the event of Disability as provided in Section 7(b)(ii) hereof.

                  (i) This Agreement shall be considered terminated for "Cause"
            only:

                        (A) if the Executive willfully fails to substantially
            perform the duties assigned to him by the Chief Executive Officer, other than by reason of a Disability;


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

                        (B) if the Executive is grossly negligent or engages in
            gross misconduct in the performance of the Executive's duties hereunder;

                        (C) if the Executive knowingly engages in an act of
            dishonesty, an act of fraud or embezzlement, or any conduct resulting in a felony conviction; or

                        (D) if the Executive violates the provisions of Section
            9 hereof,

      and, in the case of each of clauses (A), (B) (C) and (D) above, the applicable conditions set forth in Section 7(f) hereof are satisfied.

            Anything in this Section 7(b) to the contrary notwithstanding, the Executive's employment shall in no event be considered terminated by the Company for Cause if termination takes place as the result of bad judgment or negligence on the part of the Executive other than gross negligence or willful or reckless misconduct.

                  (ii) The term "Disability" as used in this Agreement means an accident or physical or mental illness which prevents the Executive from substantially performing the Executive's duties hereunder for six consecutive months. The term of this Agreement shall end as of the close of business on the last day of such six-month period but without prejudice to any payments due to the Executive in respect of disability under this Agreement or any plan or practice of the Company. The amount of any payments payable under Section 6(a)(i) or (b)(i) hereof during such six-month period shall be reduced by any payments to which the Executive may be entitled for the same period because of disability under any disability or pension plan or arrangement of the Company or any subsidiary or affiliate thereof.

            (c) The Executive may terminate the Executive's employment during the term of this Agreement for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) a reduction of the Executive's rate of compensation or any other failure by the Company to comply with Section 6 hereof; (ii) failure by the Company to comply with Section 5 hereof; (iii) failure by the Company to obtain the assumption of, and the agreement to perform, this Agreement by any successor as contemplated in Section 11(a) hereof; or (iv) such reduction described in the foregoing clause (i) or failure or breach described in the foregoing clauses (ii) or (iii), as the case may be, is not cured within 30 days after receipt by the Company of written notice from the Executive describing such event.

            (d) In accordance with Section 3(b) hereof, the Company or the Executive may terminate the Executive's employment under this Agreement by delivering a Notice of Termination to the other party stating that the term of this Agreement in effect when such notice is given is not to be extended or further extended, as the case may be, beyond the Fifth Anniversary or the year following the applicable anniversary of the Effective Date.

            (e) Notwithstanding anything to the contrary set forth herein, the Company shall have the right to terminate the Executive's employment for any reason other than Cause at any time, subject to the consequences of such termination as set forth in Section 8 hereof.


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

            (f) In no event shall the Company be entitled to terminate the Executive's employment during the term of this Agreement for Cause pursuant to
Section 7(b) hereof, unless and until all of the following take place, provided that Sections 7(f)(i) through (iii) shall not apply to any termination for Cause pursuant to Section 7(b)(i)(C):

                  (i) the Secretary of the Company gives written notice to the Executive (the "Warning Notice") setting forth (A) the specific provision(s) of this Agreement that the Executive is alleged to have failed to satisfy, (B) the acts or omissions alleged to constitute such failure, (C) the date on which the Executive shall be given a reasonable opportunity to appear before and be heard by the Board of Directors of the Company concerning the allegations, which date shall be not less than 30, nor more than 90, days after the Executive's receipt of the Warning Notice, and (D) the loss of rights under this Agreement that shall occur unless the Executive diligently and in good faith takes reasonable steps to remedy such failure within 30 days after the Executive's receipt of the Warning Notice;

                  (ii) the Executive does not diligently and in good faith take all reasonable steps to remedy such failure within 30 days after the Executive's receipt of the Warning Notice; and

                  (iii) the Executive is given a reasonable opportunity to appear before and be heard by the Board of Directors concerning the allegations, in accordance with the Warning Notice.

            (g) Any termination by the Company pursuant to Section 7(b) hereof, by the Executive pursuant to Section 7(c) hereof, or by the Company or the Executive pursuant to Section 7(d) hereof, shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, "Notice of Termination" shall mean (i) with respect to termination pursuant to Sections 7(b) or 7(c) hereof, a written notice which indicates the specific termination provision(s) in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision(s) so indicated, and (ii) with respect to termination pursuant to Section 7(d) hereof, written notice by one party to the other party that the term of this Agreement in effect when such notice is given is not to be extended or further extended, as the case may be, beyond the Fifth Anniversary or the year following the applicable anniversary of the Effective Date, which notice must be given twelve months in advance of the Fifth Anniversary or the applicable anniversary of the Effective Date.

            (h) "Date of Termination" shall mean (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death, (ii) if the Executive's employment is terminated pursuant to Section 7(b)(ii) hereof, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period), and (iii) if the Executive's employment is terminated for any other reason, the date on which Notice of Termination is given.


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

            8. Compensation on Termination. The parties recognize and agree that, if the Company terminates the Executive's employment during the term of this Agreement other than pursuant to Section 7(b) hereof, or if the Executive terminates the Executive's employment during the term of this Agreement for Good Reason pursuant to Section 7(c) hereof, the actual damages to the Executive would be difficult if not impossible to ascertain and agree that the Executive's sole remedy shall be a right to receive amounts determined and paid in accordance with the provisions of this Section 8. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor shall any compensation earned by the Executive in other employment or otherwise reduce the amount of any payment provided for in this Section 8.

            (a) If the Company shall terminate the Executive's employment during the term of this Agreement other than pursuant to Section 7(b) hereof, or if the Executive shall terminate the Executive's employment during the term of this Agreement for Good Reason pursuant to Section 7(c) hereof, or if the Executive's employment shall terminate by reason of the Company electing not to extend or further extend the term of this Agreement pursuant to Section 3(b) hereof, then, as severance pay or liquidated damages or both:

                  (i) the Company shall pay to the Executive the Executive's Base Salary at the rate in effect at the time Notice of Termination is given for a period of three (3) years from the Date of Termination, together with any other amounts payable to the Executive under Section 6 hereof for periods prior to the Date of Termination (the Base Salary payable to the Executive after termination of employment under this
      Section 8(a)(i) shall be paid in 24 equal bi-monthly installments per year, in accordance with the Company's normal payroll cycle; provided, however, in the event that the Company changes its normal payroll cycle, such payment installments will be adjusted accordingly);

                  (ii) the Company shall make any payments if and when due to the Executive under Sections 6(b) and 6(d) hereof; and

                  (iii) for a period of three (3) years from the Date of Termination, the Executive and his dependents and beneficiaries shall be entitled to receive health insurance from the Company on the same terms and conditions as the Executive's health insurance in effect at the time Notice of Termination is given.

            (b) If the Executive's employment terminates under any circumstance that does not entitle the Executive to payments under Section 8(a) hereof (including a termination by reason of the death or Disability of the Executive, or by reason of the Executive electing not to extend or further extend the term of this Agreement pursuant to Sections 3(b) and 7(d) hereof), the Executive (i) shall not be entitled to receive any compensation under Section 6 accruing after the date of such termination (other than any payments due under Sections 6(b) and 6(d) hereof), and (ii) shall be (x) subject to the Non-Competition Restrictions (as defined in Section 9 hereof) for a period of three (3) years from the Date of Termination and (y) subject to the Non-Solicitation Restrictions (as defined in Section 9 hereof) for a period of eight (8) years from the Date of Termination; provided, however, that if the termination is a result of the death or


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

Disability of the Executive, the Executive shall be entitled to payments under Sections 6(b) and 6(d) hereof as if the Executive were still in the employ of the Company.

            9. Non-Competition; Non-Solicitation.

            (a) The Executive agrees that for the period ending on the Fifth Anniversary or for such longer period of time if the Executive is employed by the Company in accordance with Section 3(b) hereof or as may be extended under this Section 9 (the "Non-Competition Period"), the Executive shall not, directly or indirectly (whether as a sole proprietor, partner or venturer, stockholder, director, officer, employee, consultant or in any other capacity as principal or agent or through any Person, subsidiary, affiliate or employee acting as nominee or agent):

                  (i) conduct or engage in or be interested in or associated with any Person which conducts or engages in the AHM Business (as hereinafter defined) within the United States;

                  (ii) take any action, directly or indirectly, to finance, guarantee or provide any other material assistance to any Person engaged in the AHM Business;

                  (iii) solicit, contact or accept business of any client or counterparty whom the Company served or conducted business with or whose name became known to the Executive as a potential client or counterparty while in the employ of the Company or during the Non-Competition Period; or

                  (iv) influence or attempt to influence any Person that is a contracting party with the Company at any time during the Non-Competition Period to terminate any written or oral agreement with the Company.

            The restrictions set forth in paragraphs (i) through (iv) of this
Section 9(a) shall be collectively referred to herein as the "Non-Competition Restrictions." For purposes of this Agreement, the term "AHM Business" shall mean the residential mortgage lending or residential mortgage brokerage business as conducted by the Company and any business involving the supply of services substantially similar to services provided by the Company at the time of the termination of the Executive's employment.

            (b) The Executive agrees that for the period ending on the Fifth Anniversary or for such longer period of time if the Executive is employed by the Company in accordance with Section 3(b) hereof or as may be extended under this Section 9 (the "Non-Solicitation Period"), the Executive shall not, whether for the Executive's own account or in conjunction with or on behalf of any other Person, solicit or entice away from the Company any officer, employee or customer of the Company or any subsidiary or affiliate of the Company during the Non-Solicitation Period nor engage, hire, employ, or induce the employment of any such Person whether or not such officer, employee or customer would commit a breach of contract by reason of leaving service or transferring business. The restrictions set forth in this Section 9(b) shall be collectively referred to herein as the "Non-Solicitation Restrictions."

            (c) The restrictive provisions hereof shall not prohibit the Executive from (i) having an equity interest in the securities of any entity engaged in the AHM Business or any


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

business with respect to which the Executive obtained confidential or proprietary data or information, which entity's securities are listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, to the extent that such interest does not exceed one percent (1%) of the outstanding equity interests of such entity or (ii) with the prior written consent of the Company, serving as a director or other advisor to any other Person.

            (d) The Executive agrees that the covenants and restrictions contained in this Section 9 are reasonable covenants and restrictions under the circumstances, and further agrees that if in the opinion of a court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants which as to such court shall appear not reasonable, including, but not limited to, the right, power and authority to reduce the periods during which the Executive is subject to the restrictions set forth in this Section 9, and to enforce the remainder thereof as so amended.

            (e) Notwithstanding anything herein to the contrary, if either the Executive or the Company shall terminate the Executive's employment during the term of this Agreement for any reason, including, but not limited to, the election by the Company or the Executive not to extend or further extend the term of this Agreement pursuant to Sections 3(b) and 7(d) hereof, the Executive shall be subject to the Non-Competition Restrictions set forth in this Section 9 for a period of three (3) years from the Date of Termination.

            (f) Notwithstanding anything herein to the contrary, if either the Executive or the Company shall terminate the Executive's employment during the term of this Agreement for any reason, including, but not limited to, the election by the Company or the Executive not to extend or further extend the term of this Agreement pursuant to Sections 3(b) and 7(d) hereof, the Executive shall be subject to the Non-Solicitation Restrictions set forth in this Section 9 for a period of eight (8) years from the Date of Termination.

            (g) The Non-Competition Agreement shall be terminated as of the Effective Date of this Agreement.

            10. Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

            11. Successors; Binding Agreement.

            (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such agreement with a successor shall release the Company without the Executive's express written consent. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive's


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employment were terminated by the Company other than pursuant to Section 7(b)
hereof, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

            (b) If the Executive should die while any amounts are due and payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to the Executive's devisees, legatee or other designee or, if there be no such designee, to the Executive's estate.

            (c) Except as to withholding of any tax under the laws of the United States or any state or locality, neither this Agreement nor any right or interest hereunder nor any amount payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind by the Executive or the beneficiaries of the Executive or by legal representatives without the Company's prior written consent, nor shall there be any right of set-off or counterclaim in respect of any debts or liabilities of the Executive, the Executive's beneficiaries or legal representatives against any right or interest hereunder or any amount payable at any time hereunder to the Executive, the Executive's beneficiaries or legal representatives; provided, however, that nothing in this
Section 11 shall preclude the Executive from designating a beneficiary to receive any benefit payable on the Executive's death, or the legal representatives of the Executive from assigning any rights hereunder to the Person or Persons entitled thereto under the Executive's will or, in case of intestacy, to the Person or Persons entitled thereto under the laws of intestacy applicable to the Executive's estate.

            12. Parties. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Executive, the Executive's heirs, beneficiaries and legal representatives.

            13. Entire Agreement; Amendment.

            (a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all other agreements between the parties with respect to the subject matter hereof, including, but not limited to, the Original Employment Agreement and the Non-Competition Agreement.

            (b) Any amendment of this Agreement shall not be binding unless in writing and signed by both (i) an officer or director of the Company duly authorized to do so and (ii) the Executive.

            14. Enforceability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or enforceability shall not affect the validity or enforceability of any other provision of this Agreement.

            15. Notices. All notices which may be necessary or proper for either the Company or the Executive to give to the other shall be in writing and shall be sent by hand delivery, registered or certified mail, return receipt requested, overnight courier or facsimile, if to the Executive, to him at [ADDRESS OMITTED], Attention: John A. Johnston,
Facsimile: [(___) ________], with a copy to King, Holmes, Paterno & Berliner, LLP, 1900 Avenue of the Stars, 25th Floor, Los Angeles, California 90067,
Attention: Keith Holmes, Esq., Facsimile: (310) 282-8903, and, if to the Company, to it at its principal executive offices at 520 Broadhollow Road, Melville, New York 11747, Attention: General Counsel, Facsimile: (800) 209-7276, with a copy to Cadwalader, Wickersham & Taft LLP, 100 Maiden Lane, New York, New York 10038, Attention: Louis J. Bevilacqua, Esq., Facsimile: (212) 504-6666, and shall be deemed given when sent, provided that any Notice of Termination or other notice given pursuant to Section 7 shall be deemed given only when received. Either party may by like notice to the other party change the address at which the Executive or it is to receive notices hereunder.

            16. Governing Law. THIS AGREEMENT IS EXECUTED IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY, AND BE ENFORCEABLE IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

            17. Effective Date. This Agreement shall become effective as of January 1, 2004.

            18. Definitions. The following terms, when capitalized in this Agreement, shall have the meanings set forth or incorporated by reference in this Section 18.

            (a) "Alt-A Loans" shall mean alternate "A" mortgage loans.

            (b) "Applicable Reference Price" shall mean (i) with respect to loans (other than HELOC Loans) that will be sold to a third party and not held, in securitized or whole-loan form, by AHMIC or any affiliate or subsidiary thereof, the highest price quoted by any one of the Reference Banks (expressed as a percentage of par) for best efforts delivery and a delivery window not less than, but closest to, the lock-in period granted by the secondary marketing desk of AHMIC (or its affiliate or subsidiary, as the case may be) at the time the loan is locked; (ii) with respect to loans that will be held by AHMIC or any affiliate or subsidiary thereof (other than loans designated by the Company as Alt-A Loans and subprime loans), including loans held in securitized or whole-loan form, the price posted by AHMIC (or its affiliate or subsidiary, as the case may be) with respect to each such loan, plus the Principal Financial Branch Acquisition Adjustment; (iii) with respect to loans that have been designated by the Company as Alt-A Loans or subprime loans and will be held by AHMIC or any affiliate or subsidiary thereof, in securitized or whole-loan form, the price posted by AHMIC (or its affiliate or subsidiary, as the case may be) with respect to each such loan, plus 0.375% of the principal amount of such loan, plus the Principal Financial Branch Acquisition Adjustment; and (iv) with respect to all HELOC Loans, whether or not such loans are sold to a third party or held, in securitized or whole-loan form, by AHMIC or any affiliate or subsidiary thereof, 100.625% of the original funded balance at the time of the closing of such loan.

            (c) "AHMIC" means American Home Mortgage Investment Corp., a Maryland corporation and the parent company of the Company.

            (d) "Base Salary" shall have the meaning set forth in Section 6(a) hereof.

            (e) "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

            (f) "Borrower Price" with respect to a loan shall mean (i) with respect to all loans other than HELOC Loans, 100% of the principal amount of such loan, minus any points, whether denominated as origination fees or discounts, paid by the borrower in connection with such loan, and (ii) with respect to HELOC Loans, 100% of the original funded balance at the time of the closing of such loan, minus any points, whether denominated as origination fees or discounts, paid by the borrower in connection with such loan.

            (g) "Cause" shall have the meaning set forth in Section 7(b)(i) hereof.

            (h) "Company" means American Home Mortgage Holdings, Inc., a Delaware corporation, and any successors to its business and/or assets, which executes and delivers an agreement provided for in Section 11(a) or which otherwise becomes bound by all the terms and conditions of this Agreement by operation of law.

            (i) "Credit Loss" shall mean the Company's good faith estimate of the loss it incurs if the Company is forced to repurchase a loan or the Company is forced to indemnify a loan. The sum of the losses for such repurchased and indemnified loans at the end of the applicable time period will be equal to the credit losses for such period.

            (j) "Date of Termination" shall have the meaning set forth in
Section 7(h) hereof.

            (k) "Disability" shall have the meaning set forth in Section 7(b)(ii) hereof.

            (l) "Excluded Acquisition" shall mean any Western Division Acquisition proposed by the Company which the Executive believes is not in his best interests, and with respect to which the Executive, as soon as practicable prior to the Company's completion of such acquisition, notifies the Company in writing that such acquisition should not be treated as a Western Division Acquisition for purposes of this Agreement. With respect to an Excluded Acquisition, (i) the Invested Capital Charge shall not be increased to take into account any capital outlays incurred by the Company in connection with such Excluded Acquisition, and (ii) the retail sales channel branches and retail channel sales personnel acquired in connection with such Excluded Acquisition shall not be included in the term "Western Division" for purposes of determining any compensation due the Executive under Section 6 hereof.

            (m) "Expenses" shall include all direct and allocated costs charged to the Western Division, including, but not limited to, (i) employment costs, such as wages, salaries, commissions, overrides, profit participation and profit-sharing type costs (including, but not limited to, the Profit Participation Payment payable to the Executive hereunder), payroll taxes, employee benefits and all other employment expenses; (ii) Credit Losses; (iii) costs to determine a borrower's eligibility for a loan, including appraisals, credit reports, automated underwriting fees, social security checks and other investigation fees; (iv) costs of marketing, including advertising, promotion and public relations; (v) other costs for loan origination and processing, including copying, messenger and overnight delivery and office consumables; (vi) costs of running branches and offices, including rent, insurance, utilities, office maintenance and upkeep and depreciation; (vii) allocated costs for corporate overhead not to exceed $585 per loan, provided, however, that if a loan is a second lien that is closed concurrently with a first lien, such corporate overhead costs shall not exceed $195 per loan, or, if a loan is a second or third lien downpayment assistance loan provided by the State of California or a political subdivision thereof, or a government housing assistance program through the State of California or any municipality thereof, such corporate overhead costs shall be zero; and (viii) Invested Capital Charges; and all of such Expenses shall be calculated according to the Company's standard practices as may be amended from time to time.

            (n) "Good Reason" shall have the meaning set forth in Section 7(c) hereof.

            (o) "HELOC Loan" shall mean a home equity line of credit.

            (p) "Invested Capital Charge" initially shall equal the amount of $500,000, but shall be adjusted in the event that the Company engages in one or more Western Division Acquisitions during a given fiscal year, such that the Invested Capital Charge shall be increased to take into account any capital outlays incurred by the Company in connection with such Western Division Acquisition(s), with any such increase in the Invested Capital Charge to be determined in good faith by the Chief Executive Officer prior to the consummation of such Western Division Acquisition(s); provided, however, that the Invested Capital Charge shall not include any capital outlays incurred by the Company in connection with an Excluded Acquisition.

            (q) "Merger Agreement" shall have the meaning set forth in the recitals.

            (r) "Net Interest Income" shall mean (i) for the fiscal year ending December 31, 2004, 16 basis points per loan, and (ii) for all subsequent fiscal years, an amount determined in good faith by the Chief Executive Officer.

            (s) "Non-Competition Agreement" shall have the meaning set forth in the recitals.

            (t) "Non-Competition Period" shall have the meaning set forth in
Section 9(a) hereof.

            (u) "Non-Competition Restrictions" shall have the meaning set forth in Section 9(a) hereof.

            (v) "Non-Solicitation Period" shall have the meaning set forth in
Section 9(b) hereof.

            (w) "Non-Competition Restrictions" shall have the meaning set forth in Section 9(b) hereof.

            (x) "Notice of Termination" shall have the meaning set forth in
Section 7(g) hereof.

            (y) "Original Employment Agreement" shall have the meaning set forth in the recitals.

            (z) "Origination Volume" shall mean the dollar volume of Western Division loan originations.

            (aa) "Payment Audit" shall have the meaning set forth in Section 6(c)(iv) hereof.

            (bb) "Payment Determination" shall have the meaning set forth in
Section 6(c)(iv) hereof.

            (cc) "Payment Multiplier" shall, for the fiscal year ended December 31, 2004, equal 1.75 (i.e., multiplied by 1.75).

            (dd) "Per Loan Revenue" for each loan shall be the sum of (i) the product of the difference between the Applicable Reference Price for the loan (expressed as a percentage of par) less the Borrower Price for such loan (expressed as a percentage of par) and (x) with respect to all loans other than HELOC Loans, the loan's principal amount, and (y) with respect to HELOC Loans, the original funded balance at the time of the closing of such loan, all at the time such loan is last locked; (ii) all fees (excluding points included in the price paid by the borrower that are included in (i) above) charged the borrower by the Company in connection with the borrower's loan application and loan closing (but excluding fees associated with the Company's ongoing ownership of the borrower's loan after the closing of the loan) including, but not limited to, servicing of the borrower's loan, or delivery of any services or financing or products for the borrower; (iii) fees earned from brokering loan applications to outside companies; (iv) the Secondary Allocation; and (v) Net Interest Income on loans held for sale.

            (ee) "Person" means any individual, corporation, partnership, limited liability company, limited duration company, trust or other entity of any nature whatsoever.

            (ff) "Principal Financial Branch Acquisition Adjustment" shall equal
(i) with respect to the branches of the Western Division listed on Schedule I hereto, the amount set forth opposite each such branch on Schedule I hereto, and
(ii) with respect to all other branches of the Western Division, zero.

            (gg) "Profit Participation Payment" shall have the meaning set forth in Section 6(c)(ii) hereof.

            (hh) "Profits" means, with respect to the Western Division, for any measurement period, the sum of the Per Loan Revenue for all loans that were funded by the Company during the measurement period, or were brokered by the Company and closed by another lender during the measurement period, and in all cases, were originated by the Western Division, minus Expenses.

            (ii) "Reference Banks" shall mean Chase Manhattan Mortgage, Citicorp Mortgage, Countrywide Credit Corp., Washington Mutual and Wells Fargo Mortgage.

            (jj) "Reference Price Verification" shall have the meaning set forth in Section 19 hereof.

            (kk) "Secondary Allocation" shall mean (i) for the fiscal year ending December 31, 2004, 20 basis points per loan, and (ii) for all subsequent fiscal years, an amount determined in good faith by the Chief Executive Officer.

            (ll) "Volume Override Payment" shall have the meaning set forth in
Section 6(c)(i) hereof.

            (mm) "Western Division" shall include all of the Company's retail channel branches and retail channel sales personnel designated by the Chief Executive Officer as part of the Western Division of the Company; provided, however, that the Western Division shall not include MortgageSelect or any other unit or division of the Company that reports to the Company's Alternative Division; and provided, further, that the Western Division may from time to time be expanded or reduced (by state or otherwise) by the Chief Executive Officer to reflect the operational needs of the Company; and provided, further, that for purposes of determining any compensation due the Executive under Section 6 hereof, the term "Western Division" shall not include the retail channel branches and retail channel sales personnel acquired in connection with any Excluded Acquisition.

            (nn) "Western Division Acquisition" means any acquisition, except for an Excluded Acquisition, by the Company of any company, business, mortgage origination pipeline, group of employees or other assets, whether by merger, acquisition, asset purchase or any other transaction, that is designated by the Chief Executive Officer as a Western Division Acquisition.

            19. Reference Price Verification. Not more than twelve times in any year during the term of this Agreement, the Executive shall be entitled to request information from the Company in order to verify the Applicable Reference Price with respect to a given loan (a "Reference Price Verification"). The Executive shall send any request for a Reference Price Verification to the Company in writing. Upon receipt of such request, the Company's capital markets group shall furnish information to the Executive in order to verify that the Applicable Reference Price with respect to such loan was established in accordance with the terms of this Agreement.

                           [Signature Page to Follow]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                       AMERICAN HOME MORTGAGE
                                         HOLDINGS, INC.



                                       By:   /s/ Michael Strauss
                                          --------------------------------------
                                          Name:   Michael Strauss
                                          Title:  Chief Executive Officer and
                                                  President


                                       EXECUTIVE

                                         /s/ John A. Johnston
                                       -----------------------------------------
                                       John A. Johnston